Exhibit 10.3

Supplement to Plan Summary

Supplemental Contribution Account

NonQualified Deferred Compensation Plan

The purpose of this summary is to provide an understanding of the key features of the supplemental contribution account (informally referred to as the SERP) contained within the Hancock Holding Company Nonqualified Deferred Compensation Plan (the “plan”). Complete details for the plan are included in the plan document. If there is any discrepancy between this supplement to the plan summary and the plan itself, the plan document will control. Unless otherwise indicated, the capitalized terms have the meanings set forth in the plan document.

WHAT IS THE PURPOSE OF THE SUPPLEMENTAL CONTRIBUTION ACCOUNT?

The supplemental contribution account is a feature within the Hancock Holding Company Nonqualified Deferred Compensation Plan, under which Hancock Holding Company (the “company”) will credit pre-tax contributions to accounts of select executives on an annual basis.

The company will establish this supplemental contribution account on the participant’s behalf to keep track of the contributions. Unlike an account in the company’s 401(k) plan, the supplemental contribution account in the plan is a bookkeeping entry only and does not entitle a participant to ownership of any actual assets.

The supplemental contribution account feature provides participants with post-employment benefits designed to complement and coordinate with the tax-qualified Hancock Bank Pension Plan and the Hancock Bank 401(k) Plan Savings and Investment Plan. The plan’s supplemental contributions, when combined with these other retirement income sources, are designed to target a percentage of final compensation each year following retirement.

Furthermore, the plan allows participants to allocate supplemental contributions among the available investment options and receive returns on a tax-deferred basis.

The plan was amended and restated as of February 1, 2006 to reflect certain design changes and certain changes necessitated by Treasury Regulations under new Internal Revenue Code section 409A.

HOW IS THE AMOUNT OF EACH SUPPLEMENTAL CONTRIBUTION DETERMINED?

In accordance with the terms of the plan, participants may receive monthly or annual contributions to the supplemental contribution account, subject to annual approval by the compensation committee. Supplemental contributions under the plan are based on the annual amount needed to accumulate a balance sufficient to produce a target retirement benefit (the “annual target benefit” described on the following page) beginning at age 65 retirement and continuing through the first fifteen post- employment years.

WHAT IS THE ANNUAL TARGET BENEFIT?

The annual target benefit for each participant is 55% of final average compensation* at age 65 retirement. The target benefit is achieved through contributions from various tax-qualified and nonqualified plan sources that would be paid upon retirement at normal retirement age (age 65).

As shown below, these benefit sources combine to provide an annual target benefit paid through the first fifteen post-employment years:

Annual Additions to the Supplemental Contribution Account Under this Plan	Contributions and investment earnings deemed credited each year to the supplemental contribution account in the plan.

+	PLUS

Annual Qualified Pension Plan Benefits	The projected annual benefit from the tax- qualified Hancock Bank Pension Plan.

+	PLUS

Annual Value of other Nonqualified Company-Funded Benefits	The projected value of the company-funded nonqualified benefits, if paid out over a fifteen year or lifetime period, depending on plan design.

+	PLUS

Estimated Value of the Company Match to the 401(k) Plan	The projected value of the company match made to the Hancock Bank 401(k) Savings and Investment plan, if paid out over a fifteen year period.

ARE TARGETED TO PRODUCE…

Total Annual Retirement Benefits

equal to…

55% of final average compensation at age 65 retirement.

*	For purposes of the annual target benefit, the “final average compensation” is the estimated average of the total pay for the 3 final consecutive years of employment with the company preceding age 65 retirement, assuming an increase in compensation of 5% per year.

DOES THE COMPANY PROMISE TO PAY THE ANNUAL TARGET BENEFIT?

No. The supplemental contribution account feature only targets the benefit levels described on the preceding page using a combination of the (1) estimates of the qualified pension plan benefits of the company, (2) estimates of other nonqualified company-funded benefits if paid over a 15 year period for defined-contribution plan designs or lifetime period for defined benefit plan designs, (3) estimates of the value of the company match to the 401(k) plan if paid out over the first 15 years of retirement, and (4) the contributions to the supplemental contribution account. The actual benefits payable from the supplemental contribution account are determined by the balance in that account – that is, the combination of supplemental contributions and investment earnings that are deemed to be credited to the supplemental contribution account.

Example—If the participant retires from the company at age 65 and his/her final average compensation is $250,000, the plan is designed to target an annual benefit of $137,500 (55% of the final average compensation) through a combination of the qualified pension plan, 401(k) match if paid over 15 years, and the supplemental contribution account under the plan. If the qualified pension plan and the annual value of the 401(k) match combine to pay the participant $90,000 per year, then the supplemental contribution account will have a target payment of $47,500 per year. Upon becoming eligible for supplemenal contributions, contributions will be credited to a participant’s supplemental contribution account during a time period equal to the greater of (1) the number of years between entry into the SERP plan and age 60 or (2) 10 years. Using the above example, the contributions over this time period will support a $47,500 annual payment to the participant for 15 years following retirement at age 65.

The participant must have a minimum of ten years of service with eligibility for supplemental contributions to receive 100% of the targeted retirement benefit.

If actual compensation increases after age 60 are greater than 5% in any given year, the participant may receive additional supplemental contributions.

HOW DOES THE COMPANY CALCULATE THE SUPPLEMENTAL CONTRIBUTIONS CREDITED TO THE ACCOUNT?

The supplemental contributions will vary by participant. The factors that are taken into account in establishing the level of contribution include:

•	The current total compensation, and a reasonable estimate of what the final pay will be at age 65 retirement, assuming annual salary increases (assumption is 5% increases/year),

•	The number of years of service in which the participant is eligible for supplemental contributions, which will be the greater of (1) the number of years between entry into the SERP plan and age 60 or (2) 10 years, and

•	A reasonable estimate of the growth in the value of supplemental contribution account investments (estimate is 8% growth/year) over the years prior to retirement.

Since the annual target benefit is subject to change as the participant’s compensation changes, future supplemental contributions to the plan may be modified to track such changes to ensure that the overall benefit result predicted remains on target.

WHEN WILL SUPPLEMENTAL CONTRIBUTIONS BE CREDITED TO THE ACCOUNT?

The contribution attributable to a plan year will be credited to the supplemental contribution account on a date or dates to be determined annually by the compensation committee of the board. The compensation committee will make an annual determination as to whether a supplemental contribution is to be made in any given year. The supplemental contribution account feature of the plan offers no guarantee that a contribution will be made in any year.

WHEN WILL VESTING OCCUR IN THE SUPPLEMENTAL CONTRIBUTIONS?

The participant will vest in the supplemental contribution account on a 10 year graded vesting schedule beginning at age 50 and ending at age 60. The participant will be 100% vested at age 60.

HOW ARE EARNINGS ON THE ACCOUNT DETERMINED?

Given that the supplemental contribution account is part of the Hancock Holding Company Nonqualified Deferred Compensation Plan, the investment options are the same as those selected for the voluntary deferrals. The participant can allocate and/or reallocate the plan account balance among the available measurement funds on a daily basis, subject to certain limitations. The plan account balance will be adjusted on a daily basis based on the performance of each measurement fund that is selected.

HOW AND WHEN WILL DISTRIBUTIONS BE MADE?

Payments from the plan will automatically begin upon retirement, termination of employment, disability or death during employment. Upon one of these distribution events, the vested portion of the supplemental contribution account will be distributed per the terms of the plan document (e.g., in accordance with the retirement distribution election in the event of retirement). The supplemental contribution account is not eligible for pre- retirement scheduled distributions.

Age	Vested Percentage
51	10%
52	20%
53	30%
54	40%
55	50%
56	60%
57	70%
58	80%
59	90%
60	100%